EXHIBIT C

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This Agreement ("Amendment") effective as of the date executed below amends the Stock Purchase Agreements dated June 23, 2005 by and among Dennis J. Stevermer, J. Russell Duncan, individually and as trustee of the trust created by the J. Russell Duncan Trust Agreement dated June 29, 1998 and successor trustee of the trust created by the Mimi G. Duncan Trust Agreement dated July 22, 1998, Mimi G. Duncan, individually, as trustee of the MGD Trust and successor trustee of the JRD Trust (the "Purchase Agreement").

WHEREAS, J. Russell Duncan died on August 5, 2005 and Mimi G. Duncan became trustee of the JRD Trust on same date; and

WHEREAS, the parties desire to amend the Purchase Agreement to extend the date in which the transaction must be consummated.

NOW, THEREFORE, the parties agree as follows:

1. All capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Purchase Agreement.

2. Subsection 9.1 (d) of the Purchase Agreement is hereby amended in its entirety to read as follows:

(d) By either Purchaser on the one hand or Seller on the other if the transaction contemplated hereby has not been consummated on or before January 31, 2006, unless such eventuality shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of the covenants, agreements or conditions hereof to be performed or observed by such party; or

3. Except as set forth in this Amendment, all terms and conditions of the Purchase Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 31st day of October, 2005.

WITNESSED BY: /s/ Sharon Kay Hunter Print Name: Sharon Kay Hunter	*PURCHASER* /s/ Dennis J. Stevermer Dennis J. Stevermer
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	*SELLERS* /s/ Mimi G. Duncan Mimi G. Duncan, as Trustee under the J. Russell Duncan Trust Agreement dated June 29, 1998
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ Mimi G. Duncan Mimi G. Duncan, as Trustee under the Mimi G. Duncan Trust Agreement dated July 22, 1998
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ Mimi G. Duncan Mimi G. Duncan